EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-55404, 333-63444, 333-83124, 333-96951, 333-104827, 333-124732, and 333-142705) on Forms S-3 and S-8 of Occidental Petroleum Corporation of our reports dated February 23, 2015, with respect to the consolidated balance sheets of Occidental Petroleum Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014 and the related financial statement schedule II - valuation and qualifying accounts, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Occidental Petroleum Corporation.

/s/ KPMG LLP

Houston, Texas
February 23, 2015